    As filed with the Securities and Exchange Commission on March 30, 1999
                                                     Registration No.333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  ___________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ________________
                                CEPHALON, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                        2834                                     23-2484489
(State or other jurisdiction of              (Primary Standard Industrial                (I.R.S. Employer Identification No.)
incorporation or organization)                   Classification No.)


                            145 BRANDYWINE PARKWAY
                            WEST CHESTER, PA 19380
                                (610) 344-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 _____________
                               JOHN OSBORN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                CEPHALON, INC.
                            145 BRANDYWINE PARKWAY
                            WEST CHESTER, PA 19380
                                (610) 344-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ____________
                       Copies of all communications to:

                              DAVID R. KING, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                              1701 MARKET STREET
                            PHILADELPHIA, PA 19103
                                (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================

  Title of each class of             Amount to be            Proposed maximum offering     Proposed maximum       Amount of
securities to be registered           registered                  price per share         aggregate offering   registration fee
                                                                                                 price
--------------------------------------------------------------------------------------------------------------------------------
      Common Stock,                    1,945,000                     $ 10.08(1)            $  19,605,600(1)    $5,450.36(1)
     $.01 par value
===============================================================================================================================

(1) Warrants to purchase 1,945,000 shares of Common Stock are exercisable at $10.08 per share through March 1, 2004. All warrants are subject to certain adjustments.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED MARCH 30, 1999



(PROSPECTUS)
------------

                               1,945,000 SHARES

                                CEPHALON, INC.

                                 COMMON STOCK


     This Prospectus relates to the resale, pursuant to the plan of distribution described in this Prospectus, of the following shares (the "Shares") of common stock of Cephalon, Inc.

     . Up to 1,920,000 shares (the "Warrant Shares") of common stock issuable upon exercise of our Class A Warrants and Class B Warrants (the Class A Warrants and the Class B Warrants are referred to as the "Warrants" in this Prospectus) that were issued to purchasers (the "Selling Stockholders") of our 11% Revenue Sharing Senior Secured Notes due 2002 (the "Notes").

     . Up to 25,000 shares (the "Additional Warrant Shares") of common stock issuable upon exercise of warrants (the "Additional Warrants"), having the same terms as the Class A Warrants, that were issued to Petkevich & Partners ("P+P") as compensation for providing financial advice to the Company.

     We are responsible for all expenses of registering the Shares.

     The Selling Stockholders are responsible for all selling and other expenses they incur in connection with the resale of the Warrant Shares. P+P is responsible for all selling and other expenses it incurs in connection with the resale of the Additional Warrant Shares. We will not receive any proceeds from
(i) the resale of the Warrant Shares by the Selling Stockholders or (ii) the resale of the Additional Warrant Shares by P+P. See "Selling Stockholders" on page 15 and "Plan of Distribution for the Resale of the Shares" on page 16. The Selling Stockholders have not advised us of any specific plans for the distribution of the Warrant Shares that they may sell. P+P has not advised us of any specific plans for the distribution of the Additional Warrant Shares. However, we anticipate that the Selling Stockholders will sell any Warrant Shares issued to them, and P+P will sell any Additional Warrant Shares issued to it, from time to time primarily in transactions, which may include block transactions, on the Nasdaq National Market at the market price on the date of sale.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On March 26, 1999 the last reported closing price of our common stock was $9.88 per share.

     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ____________________________

                 THE DATE OF THIS PROSPECTUS IS MARCH __, 1999

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
About this Prospectus.......................................................................................     2
Where You Can Find More Information.........................................................................     2
Forward-Looking Statements..................................................................................     3
Our Company.................................................................................................     4
Risk Factors................................................................................................     6
Use of Proceeds.............................................................................................    14
Exercise of the Warrants....................................................................................    14
Selling Stockholders........................................................................................    15
Plan of Distribution for the Resale of the Shares...........................................................    16
Legal Opinion...............................................................................................    17
Experts.....................................................................................................    17

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this Prospectus forms a part, to register the resale of the Shares with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

     The documents that we are incorporating by reference are:

     .    Our Annual Report on Form 10-K for the year ended December 31, 1998;
     .    Our Current Report on Form 8-K filed with the SEC on March 1, 1999;
          and
     . The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendments or reports filed for the purpose of updating such description.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to John Osborn, Senior Vice President and General Counsel, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                          FORWARD-LOOKING STATEMENTS

         Our disclosure and analysis in this Prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

         Any or all of our forward-looking statements in this Prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide the following cautionary discussion of risks and uncertainties relevant to our business. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                  OUR COMPANY

Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     In December 1998, we received approval from the U.S. Food and Drug Administration ("FDA") to market PROVIGIL(R) (modafinil) Tablets [C-IV] ("PROVIGIL Tablets" or "PROVIGIL"), our first approved product in the United States. PROVIGIL has been approved for treating excessive daytime sleepiness associated with narcolepsy. Sales of PROVIGIL were initiated in the U.S. in February 1999 by our U.S. sales organization. We began marketing PROVIGIL in the United Kingdom in March 1998 and the Republic of Ireland in February 1999 through our United Kingdom-based sales organization. Additionally, we have rights to commercialize PROVIGIL in Austria, Italy, Mexico and Switzerland, and applications seeking marketing approval have been filed or are being prepared in these countries. We also have rights to PROVIGIL in Japan. We are highly dependent on the commercial success of PROVIGIL in the United States. See "Risk Factors."

     In February 1997, the Company and Chiron Corporation ("Chiron") submitted a new drug application ("NDA") to the FDA for approval to market MYOTROPHIN(R) (mecasermin) Injection ("MYOTROPHIN Injection" or "MYOTROPHIN") in the United States for the treatment of amyotrophic lateral sclerosis ("ALS"). In May 1998, the FDA issued a letter stating that the new drug application was "potentially approvable," under certain conditions. We cannot predict whether these conditions can be met to the satisfaction of the FDA, and the prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. Because they believed the application would not be approved, in September 1998, Cephalon and Chiron withdrew their joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS.

     We have initiated clinical studies exploring the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy, such as sleep apnea and multiple sclerosis. We have a significant discovery research program that focuses on discovering and developing treatments for neurological disorders such as Parkinson's disease, Alzheimer's disease and stroke, and oncological disorders such as prostate cancer, pancreatic cancer and a variety of other cancers. Cephalon and TAP Holdings Inc. ("TAP") have formed an alliance for the development of signal transduction modulators for the treatment of cancers and prostate disorders in the United States. TAP is conducting Phase I clinical studies of intravenously and orally administered compounds.

     Our research and development efforts focus primarily in two areas: neurodegenerative disorders and oncological disorders. Neurodegenerative disorders are characterized by the death of neurons, the specialized conducting cells of the nervous system. Oncological disorders are characterized by the uncontrolled proliferation of cells that form tumors. We utilize our technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology, tumor biology and chemistry to develop products in both of these areas. Our research strategy has focused on understanding the cellular mechanisms of cell survival and cell death. This understanding may allow medicinal chemical approaches toward creating novel, small, orally active, synthetic molecules which would facilitate the death of tumor cells leading to new therapies in oncology or would cross the blood-brain barrier (which prevents the free passage of many molecules between the bloodstream and the central nervous system) and enhance the survival of neurons, thereby intervening in the progression of neurodegenerative disorders. We believe that our multidisciplinary technology approach facilitates the development of a portfolio of potential products for the treatment of neurological disorders which involve neuronal death such as Parkinson's disease, Alzheimer's disease and stroke, and oncological disorders such as prostate cancer, pancreatic cancer and a variety of other cancers. Our research programs currently consist of four core technology areas: neurotrophic factors, gene transcription regulators, signal transduction modulators and protease inhibitors.

                                 RISK FACTORS

     You should carefully consider the following risk factors and the other information presented in this Prospectus before deciding to invest in the Shares of common stock covered by this Prospectus.

DEPENDENCE ON THE COMMERCIAL SUCCESS OF PROVIGIL(R) (MODAFINIL) TABLETS [C-IV]

     During the next several years we will be very dependent on the commercial success of PROVIGIL(R) (modafinil) Tablets [C-IV] ("PROVIGIL Tablets" or "PROVIGIL"), especially in the United States. In December 1998, the FDA approved PROVIGIL for use by those suffering from excessive daytime sleepiness associated with narcolepsy. The market for use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate between 30,000 and 45,000 currently are seeking treatment from a physician. At our present level of operations, we will not be able to attain profitability if physicians prescribe PROVIGIL only for those who are diagnosed narcoleptics and, we may not promote PROVIGIL outside of this approved use. We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used in connection with disorders other than narcolepsy, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product and limit the commercial success of the product. Even if the results of these studies are positive, the impact on PROVIGIL may be negligible until we are able to obtain FDA approval to expand the authorized use of PROVIGIL to include treatment for conditions other than excessive daytime sleepiness associated with narcolepsy. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining from the FDA approval to expand the authorized uses for this product. As a result, it may be several years, if ever, before we have sales revenue from PROVIGIL beyond that attributable to prescriptions for diagnosed narcoleptics.

     In addition, the following factors could limit the rate and level of market acceptance of PROVIGIL:

 .    the effectiveness of our sales and marketing efforts relative to those of our competitors;

 .    the availability and level of reimbursement for PROVIGIL by third-party payors, including Federal, state and foreign government agencies;

 .    the occurrence of any side effects or adverse reactions (or unfavorable publicity relating thereto) stemming from the use of PROVIGIL.

We have described these and other factors in more detail below:

Effectiveness of our marketing and selling efforts

     We must effectively market and sell PROVIGIL in the United States. In the United States and elsewhere, PROVIGIL faces significant competition in the marketplace since narcolepsy is currently treated with several drugs, all of which have been available for a number of years and many of which are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians and third party payors that the cost of PROVIGIL is reasonable and appropriate in light of the safety and efficacy of the product, and the related health care benefits to the patient.

     During the past few years, we have developed a specialty sales organization focused on marketing, promoting and detailing the products of other companies to neurologists. However, we have no experience in marketing, selling or distributing our own products in the United States, and we lack the more substantial experience held by major pharmaceutical companies in developing, training and managing a sales organization over an extended period of time. More recently, we have established a managed care sales force to market our products to health maintenance organizations, prescription benefit management firms, and other third party payors; we also lack substantial experience in this area and we cannot be certain that we will be successful in our efforts to market our products to these groups.

Uncertainty associated with third party payor reimbursement levels

     The continuing efforts of government and third party payors to contain or reduce the costs of health care through various means may affect our sales. In certain foreign markets, pricing or profitability of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect there will continue to be, various Federal and state proposals to implement similar government controls. The adoption by Federal or state governments of any such proposals could limit the commercial success of PROVIGIL. In addition, in both the United States and elsewhere, sales of pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for products, and are limiting reimbursement levels offered to consumers for such products. To the extent that third party payors direct such efforts toward PROVIGIL, the commercial success of the product could be impaired.

Uncertainty as to the occurrence of unexpected adverse events

     The usage of PROVIGIL has been limited to date to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the commercial use of PROVIGIL will produce undesirable or unintended side effects that have not been demonstrated in our clinical trials.

No assurance of market exclusivity for PROVIGIL

     We hold exclusive license rights to a composition-of-matter patent covering modafinil as the active drug substance in PROVIGIL; this patent was to have expired in 1998 in the United States but we have applied for a patent extension that, if granted, would run through November 18, 2001. In addition, we own a U.S. patent covering the particle size of modafinil which issued in 1997. However, we may not succeed in obtaining any extension for the composition-of-matter patent and we cannot guarantee that any of our patents will be found to be valid if their validity is challenged by a third party, or that these patents (or any other patent owned or licensed by us) would prevent a potential competitor from developing competing products or product formulations that avoid infringement.

     The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy, which allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority), it would not prevent approval of the compound for other indications that otherwise are non-exclusive, nor approval of other kinds of compounds for the same indication.

Manufacturing and distribution uncertainties associated with PROVIGIL

     We depend upon Laboratoire L. Lafon as our sole supplier of bulk modafinil compound, the active drug substance contained in PROVIGIL. Moreover, we depend upon a single manufacturer that is qualified to manufacture finished PROVIGIL for commercial purposes, and a non-active ingredient used in the manufacture of PROVIGIL is no longer available. We maintain an inventory of modafinil compound to protect against supply disruptions and, at anticipated levels of demand, we also have several years supply of the ingredient that is no longer available. We are preparing a new formulation of PROVIGIL that would not include the now unavailable ingredient, and could enable us to qualify additional tablet manufacturers with regulatory authorities. However, the introduction of any such new formulation requires that we establish that the new formulation is bioequivalent to the current one, and also requires regulatory approval. If we are unable to develop and obtain approval for a new formulation, or if demand for the product were to greatly exceed expectations, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.

     We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice regulations ("cGMP"). The facilities used to manufacture, store and distribute our products are subject to inspection by the FDA and other regulatory authorities at any time to determine compliance with cGMP and other regulatory requirements. The cGMP regulations are complex, and failure to be in compliance could lead to remedial action, civil and criminal penalties and delays in production of material.

     We rely on several third parties in the United States to formulate, tablet, package, distribute, provide customer service activities and accept and process returns. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. Any disruption in these activities could impede our ability to sell PROVIGIL and reduce sales revenue.

RISK ASSOCIATED WITH REVENUE-SHARING NOTES

     In February 1999, we completed the sale of $30,000,000 of the Notes. The Notes are secured by our licenses, patents and FDA rights relating to PROVIGIL (collectively, the "Pledged Assets"). The Notes contain a number of covenants including a requirement to maintain cash and cash equivalent balances of $40,000,000 through December 31, 1999 and $30,000,000 during the remainder of the term of the Notes. If we fail to maintain such cash balances, the holders of the Notes can declare a default and increase the royalty percentage to 25% of U.S. PROVIGIL sales and, if the default is not cured within one year, can accelerate the due date of the Notes and foreclose on the Pledged Assets. The holders of the Notes can also foreclose on the Pledged Assets if we fail to pay principal and interest when due or violate certain other covenants.

NEED FOR ADDITIONAL FUNDS

     Since our inception we have had negative cash flow from operations. As of December 31, 1998, we had sufficient cash resources to fund our operations at their current level for at least twelve months. However, beyond 1999, we will need to raise substantial additional funds to continue our operations at their current level, continue to meet our minimum cash balance requirements during the period prior to the repayment of the Notes and pay the Notes at maturity. We expect that it will be at least several years, if ever, before our level of commercial sales and other revenue will provide enough funds to generate positive cash flow from operations. Therefore, if we cannot raise additional funds, we will have to reduce our present level of spending which may involve curtailing or restructuring our operations, including the sale of certain assets of the company. Even after taking these steps, we would not be able to eliminate all of our existing fixed costs, such as occupancy expenses and debt service.

     Most of the funds we have raised to date have been through the sale of equity in the company; our ability to raise money through the sale of additional equity in the company, as well as the price at which such equity may be sold, are difficult to predict. If we issue common stock or securities convertible into common stock in order to raise such funds, the existing shareholders' percentage ownership of Cephalon necessarily would be reduced.

VOLATILITY OF STOCK PRICE

     The market price and trading volume of shares of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. Negative announcements (such as adverse regulatory decisions, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, news concerning certain external events, such as that concerning our competitors or changes in government regulations that may impact the biotechnology or pharmaceutical industries, also could affect the price of our common stock.

POTENTIAL FOR PRODUCT LIABILITY

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our drugs or a collaborator's drugs are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance at a relatively limited level, and as such, claims could exceed our coverage. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

LEGAL PROCEEDINGS

     Cephalon, a current director and officer, and a former officer, have been named as defendants in a number of civil actions filed in the U.S. District Court for the Eastern District of Pennsylvania, all of which have been consolidated into a single class action. The plaintiff class is comprised of those persons and entities who purchased Cephalon common stock, or traded in options to buy or sell Cephalon common stock, during the period June 12, 1995 through and including June 7, 1996. Plaintiffs seek to hold defendants liable for stock trading losses that stem from alleged violations of the U.S. securities laws and alleged common law negligent misrepresentation. More specifically, plaintiffs have alleged that statements made by Cephalon and the named defendants relating to the results of certain clinical studies of MYOTROPHIN were misleading. A judgment in this matter could materially exceed the coverage that may be available under our directors' and officers' liability insurance. We are vigorously defending this lawsuit and believe that there are valid defenses against the claims, but the defense of the action is expensive, and the costs of defense will reduce the amount of insurance coverage that might otherwise be available to satisfy the claims. In an effort to resolve this dispute, in January 1999, we engaged a mediator to initiate a non-binding mediation process and commenced discussions with counsels for the lead plaintiffs. However, at this time we are not able to determine with any certainty the results of these discussions, the outcome of this action or our potential liability.

     Due to our involvement in promoting STADOL NS(R) (butorphanol tartrate) Nasal Spray, a product of Bristol-Myers Squibb ("BMS"), we are a co-defendant in a product liability action brought against BMS. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by BMS under the indemnification provisions of our co-promotion agreement. As such, we do not believe that these actions will have a negative effect on our financial condition or results of operations.

RISKS INHERENT IN RESEARCH AND DEVELOPMENT OF PHARMACEUTICAL PRODUCTS

     We are highly focused on the research and development of potential pharmaceutical products. Research and development of potential pharmaceutical products is a very risky and speculative activity that is extremely time consuming and expensive. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against major multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains unlikely since, in our industry, the majority of compounds fail to enter clinical studies and the majority of therapeutic candidates entering clinical studies fail to be commercialized.

UNCERTAIN ABILITY TO PROTECT PATENTS AND OTHER PROPRIETARY TECHNOLOGY AND INFORMATION

     Our ability to compete effectively depends, in part, on our ability to protect our proprietary technology, both in the United States and abroad. As such, we place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes.

     We intend to file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and similar claims.

     In addition, we could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to us by third parties, and in defending suits against us or our employees relating to ownership of or rights to intellectual property. Such disputes could substantially delay our drug development or commercialization. The U.S. Patent and Trademark Office ("PTO") or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents.

DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS

     The nature of our business is such that we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

UNCERTAINTIES RELATED TO MYOTROPHIN(R) (MECASERMIN) INJECTION

     Cephalon and Chiron have withdrawn the joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS. We made this decision because of comments we received from the reviewer of the application concerning the results of our two pivotal ALS studies. These comments led us to believe that our application would not be approved. The withdrawal of our marketing authorization application for MYOTROPHIN in Europe may negatively affect the FDA approval process for MYOTROPHIN in the United States.

     In May 1998, the FDA issued a letter stating that the NDA application submitted jointly by Cephalon and Chiron to market MYOTROPHIN in the United States for the treatment of ALS was "potentially approvable," contingent, however, upon the submission of additional information from ongoing clinical studies that demonstrates to the satisfaction of the FDA that MYOTROPHIN is effective in the treatment of ALS. Cephalon and Chiron have had discussions with the FDA regarding safety and efficacy data and have submitted information from the ongoing treatment investigational new drug program ("T-IND"). The T-IND is a compassionate use program that is neither placebo-controlled nor blinded, and therefore is not designed to produce evidence of efficacy. No additional data will be submitted to the FDA at this time. The study of MYOTROPHIN in ALS patients being conducted by Kyowa Hakko in Japan is not under our control. Results from that study may be available in late 1999 but may not satisfy the FDA's request for additional information. The prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. We will continue to evaluate the prospects of receiving regulatory approval and, based on communications with the FDA, may determine to withdraw the new drug application.

     If the information that has been submitted to the FDA to date does not prove to be sufficient for approval, a new study would be necessary, which would be expensive and would take years to complete. We are not sure whether the potential profits from sales of MYOTROPHIN would make an additional study cost-effective to conduct. Even if an additional study were conducted, the results of a new study may not be sufficient to obtain regulatory approval.

DEPENDENCE ON CORPORATE COLLABORATORS

     Because we have limited resources, we have entered into a number of agreements with other pharmaceutical companies to support our efforts to develop and market potential products. These agreements may call for our partner to control:

 .    the supply of bulk or formulated drugs for commercial use or for use in clinical trials;
 .    the design and execution of clinical studies;
 .    the process of obtaining regulatory approval to market the product; and
 .    the marketing and selling of any approved product.

In each of these areas, our research and commercial interests may not be supported fully since our program may well compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. For example, we rely on several of these collaborators for the production of compounds and the manufacture and supply of pharmaceutical products. If we learn from any of them that they will not, or cannot, continue to produce and supply compounds or products under the terms of our agreement(s), we would attempt to identify and obtain a commitment from another manufacturer. We cannot be certain that we would be able to locate an appropriate manufacturer or that a new manufacturer will be able to manufacture such compounds or products in sufficient quantities, at reasonable prices, and in accordance with cGMP requirements established by the FDA and other regulatory authorities.

OTHER RISKS

     We face other risks and uncertainties in our business that are characteristic of a company operating in the biotechnology and pharmaceutical industries, including intense competition and the failure to keep pace with rapid technological developments; environmental risks associated with the materials used in research and development activities; and the failure of third-party vendors and suppliers to be Year 2000 compliant in a timely manner.

                                USE OF PROCEEDS


     We will use the proceeds, if any, from the exercise of the Warrants and the Additional Warrants to: (i) pay a portion of amounts due under the Notes, potentially including payment of principal and payment of royalties due upon sales of PROVIGIL, (ii) support the ongoing development and marketing of PROVIGIL and (iii) support the Company's other research and development programs.

     We will not receive any proceeds from the resale of the Warrant Shares or the Additional Warrant Shares.

                           EXERCISE OF THE WARRANTS


     The Warrants permit the holders of the Warrants to purchase up to 1,920,000 Warrant Shares at an exercise price, subject to adjustment, of $10.08 per Warrant Share (the "Exercise Price").

     The Additional Warrants permit P+P to purchase up to 25,000 Additional Warrant Shares at the Exercise Price.

     The number of Warrant Shares and Additional Warrant Shares is subject to adjustment, on a weighted-average basis, upon the following events: (1) the subdivision or combination of shares of common stock, (2) the issuance of dividends in the form of common stock or other securities, (3) the issuance to all holders of common stock of rights, options or warrants to purchase common stock for less than the market price at the time of such issuance, (4) the issuance of dividends in the form of debt securities or other property and (5) the payment of cash dividends in excess of 10% of the market price of our common stock at the time. In such events, the Exercise Price per Warrant Share and Additional Warrant Share is subject to a corresponding adjustment.

     The holders of the Warrants will forfeit Class B Warrants to purchase up to 480,000 of the Warrant Shares issuable upon exercise of the Class B Warrants if specified PROVIGIL sales levels are achieved.

                             SELLING STOCKHOLDERS


     In recognition of the fact that holders may wish to be legally permitted to sell any Warrant Shares they may acquire upon exercise of the Warrants or Additional Warrant Shares upon exercise of the Additional Warrants when the holder deems appropriate, we have filed with the SEC under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Warrant Shares and the Additional Warrant Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions or otherwise and we have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Warrant Shares and the Additional Warrant Shares are no longer required to be registered for the resale by the Selling Stockholders or P+P. See "Plan of Distribution for Resale of the Shares."

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock by each Selling Stockholder or P+P.

                                         Number of Shares  Maximum Number of      Beneficial Ownership
                                        Beneficially Owned      Shares           After Resale of Shares
                                                                              -----------------------------
               Name of                        as of              Being           Number of
         Selling Stockholder            February 23, 1999       Offered            Shares         Percent
--------------------------------------  -----------------  -----------------  -----------------  ----------
Delta Opportunity Fund, Ltd.                    0               464,000               0               -

Delta Opportunity Fund (Institutional)          0               176,000               0               -

DLJ Capital Group                               0                 2,837               0               -

DLJ ESC II, L.P.                                0                28,589               0               -

The Kaufmann Fund, Inc.                      500,000            640,000               0               -

Sprout Capital VIII, L.P.                       0               327,323               0               -

Sprout Growth II, L.P.                          0               261,611               0               -

Sprout Venture Capital, L.P.                    0                19,640               0               -

Petkevich & Partners                           500               25,000               0               -

               PLAN OF DISTRIBUTION FOR THE RESALE OF THE SHARES


A Selling Stockholder may from time to time, in one or more transactions, sell all or a portion of the Warrant Shares and P+P may from time to time, in one or more transactions, sell all or a portion of the Additional Warrant Shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Warrant Shares from time to time will be determined by a Selling Stockholder and the offering price of the Additional Warrant Shares from time to time will be determined P+P, and at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers or dealers engaged by a Selling Stockholder or by P+P may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from a Selling Stockholder or P+P as applicable, in amounts to be negotiated immediately prior to the sale. A Stockholder, P+P and any underwriters, dealers or agents participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by a Stockholder or P+P and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

     Additionally, in connection with the sale of the Shares, a Selling Stockholder or P+P may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder or P+P. A Selling Stockholder or P+P may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer the Shares. A Selling Stockholder or P+P may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

     When a Selling Stockholder elects to make a particular offer of Warrant Shares, or P+P elects to make a particular offer of Additional Warrant Shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a Selling Stockholder or P+P, as applicable, and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We also have agreed to indemnify the Selling Stockholders or P+P in certain circumstances, against certain liabilities arising under the Securities Act. Each Selling Stockholder or P+P has agreed to indemnify us and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to pay all costs and expenses relating to the registration of the Shares (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders P+P). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder or P+P, as applicable, selling such Shares.

     All references to Selling Stockholders in this Section shall also be deemed to include any transfees, assignees and pledgees of the Selling Stockholders.

                                 LEGAL OPINION


     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the Shares.


                                    EXPERTS


     The financial statements of Cephalon, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and the authority of said firm as experts in accounting and auditing.

================================================================================

                               1,945,000 Shares



                                CEPHALON, INC.





                                 Common Stock



                                  ----------

                                  PROSPECTUS

                                  ----------







                                March __, 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


          Commission fee........................................  $  5,450.00
          Nasdaq listing fee....................................  $ 17,500.00
          Legal fees, accounting fees and expenses..............  $300,000.00

              Total.............................................  $322,950.00
                                                                  ==========

All of the amounts shown are estimates except for the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of the Company's By-Laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status a such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16. LIST OF EXHIBITS

The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER       DESCRIPTION

5.1* Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*        Consent of Arthur Andersen LLP

24.1         Powers of Attorney (included on signature page).

___________

*       Filed herewith.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Postt-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (I)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in West Chester, Pennsylvania, on this 29th day of March, 1999.


                          CEPHALON, INC.


                          By: /s/ Frank Baldino, Jr, Ph.D.
                              -------------------------------------------
                              Frank Baldino, Jr., Ph.D.
                              President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Frank Baldino, Jr. and Bruce A. Peacock, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission, any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, as the Registrant deems appropriate.


                             NAME                                                 TITLE                                   DATE
                             ----                                                 -----                                   ----
By: /s/ Frank Baldino, Jr., Ph.D.                                   President, Chief Executive Officer and            March 29, 1999
   ----------------------------------------------------------
   Frank Baldino, Jr., Ph.D.                                        Director (Principal executive officer)

By: /s/ Bruce A. Peacock                                            Executive Vice President, Chief Operating         March 29, 1999
   ----------------------------------------------------------
   Bruce A. Peacock                                                 Officer and Director

By: /s/ William P. Egan                                             Director                                          March 29, 1999
   ----------------------------------------------------------
   William P. Egan

By: /s/ Robert J. Feeney, Ph.D.                                     Director                                          March 29, 1999
   ----------------------------------------------------------
   Robert J. Feeney, Ph.D.

By: /s/ Martyn D. Greenacre                                         Director                                          March 29, 1999
   ----------------------------------------------------------
   Martyn D. Greenacre

By: /s/ Kevin E. Moley                                              Director                                          March 29, 1999
   ----------------------------------------------------------
   Kevin E. Moley

By: /s/ Horst Witzel, Dr.-Ing.                                      Director                                          March 29, 1999
   ---------------------------------------------------------
   Horst Witzel, Dr.-Ing.

By: /s/ J. Kevin Buchi                                              Senior Vice President, Finance and Chief          March 29, 1999
   ---------------------------------------------------------
   J. Kevin Buchi                                                   Financial Officer (Principal financial and
                                                                    accounting officer)

                                CEPHALON, INC.

                      REGISTRATION STATEMENT ON FORM S-3

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT                                                                                       PAGE
NUMBER                                     DOCUMENT                                          NUMBER
------       ---------------------------------------------------------------------           ------
   5.1       Opinion of Morgan, Lewis & Bockius LLP
  23.1       Consent of Morgan, Lewis & Bockius LLP (included in its opinion as
             Exhibit 5.1 hereto)
  23.2       Consent of Arthur Andersen LLP
  24.1       Powers of Attorney (included as part of the signature page of this
             Registration Statement)